4th Grade Films, Inc.
INVESTMENT LETTER

4th Grade Films, Inc.
1338 South Foothill Drive, #163
Salt Lake City, UT 84108

Re: Acquisition of Shares of 4th Grade Films, Inc., a Utah corporation ("4th Grade Films" or the "Company"), as described in the term sheet attached hereto as Exhibit A and incorporated herein by reference (the "Term Sheet").

Dear Ladies and Gentlemen:

In connection with the acquisition of the Shares of 4th Grade Films, singly or on behalf of an entity subscribing to purchase the Shares, I represent and warrant that I have sufficient knowledge and experience to understand the nature of this acquisition, and am fully capable of bearing the economic risk of the loss of my entire cost basis.

I acknowledge receipt access to the Company's reports and registration statements that have been filed with the SEC during the past 12 months, and understand that you will make all books and records of your Company available to me for my inspection in connection with the contemplated acquisition of the Shares, and that I have been encouraged to review the information given to me and ask any questions I may have concerning the information of any director or officer of the Company or of the legal and accounting firms for the Company.

I understand that I must bear the economic risk of ownership of the Shares for a long period of time, the minimum of which will be one (1) year, as these securities are "unregistered" securities and may not be re-sold unless any subsequent offer or sale is registered with the SEC or otherwise exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), or other applicable laws, rules and regulations.

I intend that you rely on all of my representations made herein as they are made to induce you to issue me the Shares, and I further represent (of my personal knowledge or by virtue of my reliance on one or more personal representatives), and agree as follows:

1. That the Shares are being received for investment purposes and not with a view toward further distribution;

2. That I have a full and complete understanding of the phrase "for investment purposes and not with a view toward further distribution;"

3. That I understand the meaning of "unregistered securities" and know that they are not freely tradeable;

4. That any certificates issued by you to me or my principal in connection with the Shares shall be imprinted with a legend restricting their sale, assignment, hypothecation or other disposition unless it can be made in accordance with applicable laws, rules and regulations;

5. I agree that the stock transfer records of your Company shall reflect that I have requested the Company not to effect any transfer of any certificate representing any of the Shares being acquired unless I or my principal shall first have obtained an opinion of legal counsel to the effect that they may be sold in accordance with applicable laws, rules and regulations, and I understand that any opinion must be from legal counsel satisfactory to the Company and, regardless of any opinion, I understand that the exemption covered by any opinion must in fact be applicable to the Shares;

6. That neither I nor my principal shall sell, offer to sell, transfer, assign, hypothecate or make any other disposition of any interest in the Shares being acquired except as may be pursuant to any applicable laws, rules and regulations;

7. I fully understand that my investment or that of my principal for the acquisition of the Shares is "risk capital," and that I and my principal are fully capable of bearing the economic risks attendant to this investment, without qualification; and

8. I also understand that without approval of counsel for 4th Grade Films, all of the Shares to be issued and delivered to me or my principal shall be represented by one certificate only, and that such certificate shall be imprinted with the following legend or a reasonable facsimile thereof on the front and reverse sides thereof:

> The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless compliance with the registration provisions of such Act has been made or unless availability of an exemption from such registration provisions has been established, or unless sold pursuant to Rule 144 under the Act.

Any request for more than one stock certificate must be accompanied by a letter signed by the requesting stockholder setting forth all relevant facts relating to the request. 4th Grade Films will attempt to accommodate any request where it believes the request is made for valid business or personal reasons, so long as in its sole discretion, the granting of the request will not facilitate a "public" distribution of unregistered Shares of 4th Grade Films.

You are requested and instructed to issue certificates as follows:

See attached letter of Instructions outlined in Exhibit "A" attached hereto and incorporated herein by reference

If joint tenancy with full rights of survivorship is desired, put the initials JTWROS after your names.

Thank you very much.

Dated this 27th day of May, 2008.

Very truly yours,

Leonard W. Burningham

(title or capacity)

LEONARD W. BURNINGHAM
LAWYER
HERMES BUILDING • SUITE 205
455 EAST FIFTH SOUTH
SALT LAKE CITY, UTAH 84111-3323

OF COUNSEL
BRANDEN T. BURNINGHAM, ESQ.
BRADLEY C. BURNINGHAM, ESQ.

TELEPHONE (801) 363-7411
FAX (801) 355-7126
e-mail lwb@burninglaw.com

4th Grade Films, Inc.
1338 South Foothill Drive, Suite 163
Salt Lake City, UT 84108

Re: Subscription Agreement of Leonard W. Burningham for 4th Grade Films

Dear Ladies and Gentlemen:

Please issue my 225,000 shares that I have subscribed to and paid for in the aggregate sum of $9,000 as follows:

April Burningham 1263 Fourth Avenue Salt Lake City, UT 84103	5,000 shares
Jamie Hardrick 11542 Thornberry Court Sandy, UT 84020	5,000 shares
Shelley Goff 2598 Canyon View Santa Clara, UT 84765	5,000 shares
James Hackett 9039 Cheshire Circle Sandy, UT 84093	5,000 shares
Joseph S. Cannell 3459 Oakview Drive Salt Lake City, UT 84124	5,000 shares
Helen Thornton 1368 Dover Road Salt Lake City, UT 84108	5,000 shares

Janet Burningham 1618 Laird Avenue Salt Lake City, UT 84105	5,000 shares
Sheryl Taylor 3682 Ridgecrest Taylorsville, UT 84118	20,000 shares
Stacy Burningham c/f Roman Burningham 455 East 500 South, Suite 205 Salt Lake City, UT 84111	20,000 shares
Leonard & Stacy Burningham 455 East 500 South, Suite 205 Salt Lake City, UT 84111	150,000 shares

Thank you.

Very truly yours,

Leonard W. Burningham

LWB:apb